AMENDMENT NO. 1 TO SUB-ADVISORY AGREEMENT

Multi-Manager Global Listed Infrastructure Fund

This Amendment (the “Amendment”), dated as of February 19, 2026 is entered into between Northern Trust Investments, Inc. (the “Adviser”), and Cohen & Steers Capital Management, Inc. (“Sub-Adviser”),

WHEREAS, the Adviser and Sub-Adviser have entered into a Sub-Advisory Agreement dated as of February 13, 2025, (the “Agreement”), pursuant to which the Board of Trustees of the Northern Funds (the “Board”) has appointed the Sub-Adviser to act as a sub-adviser to the Multi-Manager Global Listed Infrastructure Fund (the “Fund”); and

WHEREAS, the Adviser and Sub-Adviser now wish to amend Appendix A to the Agreement to amend the definition of “Other Accounts”; and

NOW THEREFORE, the parties hereto, intending to be legally bound hereby agree to amend the Agreement as follows:

1.  Effective February 19, 2026 Appendix A of the Agreement is hereby deleted in its entirety and replaced with the Appendix A attached hereto.

2.  Except to the extent amended hereby, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended hereby.

All signatures need not appear on the same copy of this Amendment.

IN WITNESS WHEREOF, the parties have mutually executed this Amendment by their duly authorized representatives as of the date first written above.

Adviser:

Northern Trust Investments, Inc.

By:	/s/ Nina Staley

Name: Nina Staley

Title: Sr. Vice President

Sub-Adviser:
Cohen & Steers Capital Management, Inc.

By:	/s/ Francis C. Poli

Name: Francis C. Poli, General Counsel

Title: EVP, General Counsel

By:	/s/ Matthew Darwin
Name: Matthew Darwin

Title: SVP, Associate General Counsel

Appendix A

Sub-Advisory Fees

As full compensation for the services and expenses assumed by the Sub-Adviser pursuant to this Agreement, the Sub-Adviser shall be entitled to a fee paid by the Adviser and determined in accordance with the following provisions:

1. Sub-Adviser’s Fee. The Sub-Adviser’s fee shall be calculated quarterly and will be equal to (i) the product of (a) the average of the value of the Sub-Advised Assets on each “Valuation Date” during the applicable calendar quarter times (b) the “Aggregate Assets Fee Rate” divided by four. If the Sub-Adviser provides investment advisory services for less than a full calendar quarter, the fee will be pro-rated based on the actual number of days during the quarter that the Sub-Adviser provided services to the Fund divided by 90. The Sub-Adviser shall send the Adviser an invoice for the Sub-Adviser’s fee quarterly. The Adviser shall pay the Sub-Adviser’s fee quarterly in arrears and within 60 days after the end of the applicable calendar quarter.

2. Definitions.

(a) “Valuation Date” shall mean (i) each day in each month for the Sub-Advised Assets; and (ii) the close of business on the last day of each month for the “Other Accounts.”

(b) “Other Accounts” shall mean all of the accounts and funds, other than the Sub-Advised Assets, managed by Northern Trust Investments, Inc. and/or its affiliates that the Sub-Adviser has been engaged directly by Northern Trust Investments, Inc. and/or its affiliates to sub-advise employing the same or a substantially similar investment strategy and guidelines for which the Sub-Adviser is being engaged pursuant to this Agreement or which use the same or a substantially similar investment strategy and guidelines as Advisor’s Global Real Estate investment strategy.

(c) “Aggregate Assets Fee Rate” shall mean the quotient of fees calculated by applying “Aggregate Assets” to the “Aggregate Assets Fee Schedule” and dividing by the “Aggregate Assets.”

(d) “Aggregate Assets Fee Schedule” shall mean the following annual fee schedule:

[Material Redacted Pursuant to an Exemptive Order Issued by the U.S. Securities and Exchange Commission]

(e) “Aggregate Assets” shall mean the value of the Sub-Advised Assets and the Other Accounts on the Valuation Date during the applicable calendar quarter. The values for the Sub-Advised Assets and Other Accounts shall be as reported by the applicable custodian and fund administrator. The Adviser shall provide or shall cause the fund administrator to provide the Sub-Advised Assets for each Valuation Date to the Sub-Adviser.

(f) “Sub-Advised Assets” shall mean the assets managed by the Sub-Adviser pursuant to this Agreement.